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                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------


We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post Effective Amendment No. 13 to the Registration Statement on Form N-1A of our reports dated May 4, 2001 relating to the financial statements and financial highlights which appears in the March 31, 2001 Annual Reports to Shareholders of iShares S&P Series and iShares Russell Series and our report dated June 1, 2001 relating to the financial statements and financial highlights which appears in the April 30, 2001 Annual Report to Shareholders of iShares Dow Jones Series, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Statements" and "Miscellaneous Information" in such Statement of Additional Information.


PricewaterhouseCoopers LLP

San Francisco, California
July 27, 2001